As Filed With the Securities and Exchange Commission on September 15, 2006
                                     Registration Statement No. __________
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933


                           DELTA PETROLEUM CORPORATION
                    -----------------------------------------
                    (Exact Name of Registrant in its Charter)

          Delaware                                      84-1060803
-------------------------------            ------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


               Suite 4300, 370 17th Street, Denver, Colorado 80202
                                 (303) 293-9133
               ---------------------------------------------------
                   (Address and telephone number of principal
               executive offices and principal place of business)

         Delta Petroleum Corporation 2006 New-Hire Equity Incentive Plan
         ---------------------------------------------------------------
                              (Full title of plan)


                    Roger A. Parker, Chief Executive Officer
                           Delta Petroleum Corporation
                           Suite 4300, 370 17th Street
                             Denver, Colorado 80202
                                 (303) 293-9133
                    ----------------------------------------
                          (Name, address and telephone
                          number of agent for service)

                                    Copy to:
                               James P. Beck, Esq.
                                Krys Boyle, P.C.
                    600 Seventeenth Street, Suite 2700 South
                             Denver, Colorado 80202
                                 (303) 893-2300



                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                  Proposed    Proposed
                                  Maximum     Maximum
Title of Class of                 Offering    Aggregate        Amount of
Securities to be   Amount to be   Price       Offering         Registration
Registered         Registered     Per Share   Price            Fee
-------------------------------------------------------------------------------
Common Stock,       150,000       $20.01 (1)  $3,001,500(1)    $321.16
$.01 Par Value

===============================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee based on the closing price of Registrant's Common Stock on the Nasdaq National Market on September 12, 2006 of $20.01.

===============================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement:

     1. Transition Report on Form 10-K for the transition period from July 1, 2005 to December 31, 2005.

     2. Amendments to Transition Report on Form 10-K for the transition period from July 1, 2005 to December 31, 2005 filed on April 28, 2006 and May 5, 2006.

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

     4. Current Reports on Form 8-K filed on June 26, 2006; May 1, 2006; April 13 and 20, 2006; March 6, 8, 10, and 14, 2006; February 1, 3, 13, and
         22, 2006; and January 12, 2006 (excluding information furnished pursuant to Item 2.02 or Item 7.01 and any exhibits thereto).

     5. Registration Statement on Form S-3 (containing description of Delta common stock) filed on February 1, 2006.

     6. All documents filed by the Company, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.

Item 4.  Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the board of directors of Delta Petroleum Corporation, a Delaware corporation ("Delta") to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of Delta, or serving or having served, at the request of Delta, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article 10 of Delta's Certificate of Incorporation provides for mandatory, rather than permissive, indemnification of former and current officers and directors of Delta with respect to expenses incurred in any action brought against those persons as a result of their role with Delta if certain conditions are satisfied. Subject to certain conditions, the Certificate of Incorporation provides for mandatory advancement of expenses incurred by those persons in defending such an action. Under the DGCL, a person seeking indemnification is generally required to have acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

     As permitted by sections 102 and 145 of the DGCL, Article 9 of Delta's Certificate of Incorporation eliminates the liability of a Delta director for monetary damages to Delta and its stockholders arising from a breach of a director's fiduciary duty except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

     In addition, pursuant to Section 10.8 of Delta's Certificate of Incorporation, Delta may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of Delta or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Delta would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.  Exemption from Registration Claimed.

     With regard to the shares of the Company's common stock issued in restricted stock grants to certain employees of the Company, the Company relied on the exemption provided by Section 4(2) under the Securities Act of 1933, as amended. Each of the persons had access to complete information about the Company. A restrictive legend was placed on the certificates issued to these persons and stop transfer orders were entered with the Company's transfer agent.

Item 8.  Exhibits.

Exhibit
Number   Description                        Location
------   -----------                        ---------
 5.1     Opinion of Krys Boyle, P.C.
         regarding legality.                Filed herewith electronically.

23.1     Consent of KPMG LLP.               Filed herewith electronically.

Exhibit
Number   Description                        Location
------   -----------                        ---------
23.2     Consent of Krys Boyle, P.C.        (Contained in Exhibit 5.1)

23.3     Consent of Ralph E. Davis
         Associates, Inc.                   Filed herewith electronically.

23.4     Consent of Mannon
         Associates, Inc.                   Filed herewith electronically.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering; and

     (5) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 15th day of September, 2006.

                                  DELTA PETROLEUM CORPORATION


                                  By: /s/ Roger A. Parker
                                      -----------------------------------------
                                      Roger A. Parker, Chief Executive
                                      Officer

                                  By: /s/ Kevin K. Nanke
                                      -----------------------------------------
                                      Kevin K. Nanke, Chief Financial
                                      Officer

    Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

      Signature and Title                                            Date
/s/ Aleron H. Larson, Jr.                                     September 15, 2006
-----------------------------------
Aleron H. Larson, Jr., Director


/s/ Roger A. Parker                                           September 15, 2006
-----------------------------------
Roger A. Parker, Director


/s/ James B. Wallace                                          September 15, 2006
-----------------------------------
James B. Wallace, Director


/s/ Jerrie F. Eckelberger                                     September 15, 2006
-----------------------------------
Jerrie F. Eckelberger, Director


/s/ Russell S. Lewis                                          September 15, 2006
-----------------------------------
Russell S. Lewis, Director


/s/ Kevin R. Collins                                          September 15, 2006
-----------------------------------
Kevin R. Collins, Director


/s/ Jordan R. Smith                                           September 15, 2006
-----------------------------------
Jordan R. Smith, Director


/s/ Neal A. Stanley                                           September 15, 2006
-----------------------------------
Neal A. Stanley, Director


/s/ James P. Van Blarcom                                      September 15, 2006
-----------------------------------
James P. Van Blarcom, Director

                                 EXHIBIT INDEX


Exhibit
Number   Description                        Location
------   -----------                        ---------
 5.1     Opinion of Krys Boyle, P.C.
         regarding legality.                Filed herewith electronically.

23.1     Consent of KPMG LLP.               Filed herewith electronically.

23.2     Consent of Krys Boyle, P.C.        (Contained in Exhibit 5.1)

23.3     Consent of Ralph E. Davis
         Associates, Inc.                   Filed herewith electronically.

23.4     Consent of Mannon
         Associates, Inc.                   Filed herewith electronically.